Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-218932, 333-139613 and 333-273259) of Birks Group Inc. of our report dated July 16, 2024, with respect to the consolidated balance sheets of Birks Group Inc. as of March 30, 2024 and March 25, 2023, and the related consolidated statements of operations, other comprehensive income (loss), changes to stockholders’ equity (deficiency) and cash flows for the years ended March 30, 2024, March 25, 2023, and March 26, 2022, and the related notes.

/s/ KPMG LLP

July 16, 2024

Montreal, Canada